Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--July 30, 2009--Ultralife Corporation (NASDAQ: ULBI) today reported results for the second quarter ended June 28, 2009.

Revenue for the second quarter was $39.6 million compared to $87.9 million for the same quarter last year, a $48.3 million decline attributable to lower advanced communications systems revenue. Revenue in the second quarter of 2008 included $61.9 million of advanced communications systems revenue related primarily to orders received in the latter part of 2007 that were fulfilled during 2008. Partially offsetting the lower advanced communications systems revenue was a $5.8 million increase in rechargeable products revenue and a $1.2 million increase in non-rechargeable products revenue. Gross margin for the second quarter declined to 17.1% from 23.5% for the comparable quarter last year, reflecting the lower contribution of higher margin advanced communications systems revenue. Included in the second quarter 2009 cost of products sold was a $1.8 million increase in the inventory reserve following the evaluation of lower of cost or market considerations as a result of current economic conditions.

Operating expenses for the second quarter of 2009 totaled $13.1 million compared to $10.7 million for the same quarter last year. The $2.4 million increase includes approximately $1.2 million of non-recurring expenses and the addition of the AMTI business acquired in March 2009. These non-recurring expenses include $0.7 million related to consolidation actions, including various severance payments, and $0.5 million of legal expenses related to the successful resolution of a litigation matter. Operating loss for the second quarter was $6.3 million compared to operating income of $9.9 million for the second quarter last year. Net loss for the second quarter was $7.0 million, or $0.41 per share, compared to net income for the second quarter of 2008 of $6.4 million, or $0.36 per share.

For the six-month period ended June 28, 2009, revenue was $79.4 million compared to $137.5 million for the same period a year ago. Operating loss amounted to $8.6 million compared to operating income of $12.3 million for the first half of 2008. Net loss for the first half of 2009 was $9.5 million, or $0.56 per share, compared to net income of $8.8 million, or $0.50 per share, for the same period a year ago.

“Ongoing delays in the release of government/defense orders have limited our revenue in the first half of 2009. In addition, our standby power business is performing below plan due to the economic downturn which has caused customers and prospects to defer capital spending and resulted in intense price competition,” said John D. Kavazanjian, president and chief executive officer. “These delays in order flow have put pressure on our operating profitability. In light of the first half of the year’s operating losses, we have cast a critical eye on the business, examining every facet of our operations, and identified various cost savings and efficiencies. As a result, we have taken actions to lower our manufacturing cost base and reduce current quarterly operating expenses by at least 10% to approximately $11 million by the end of the year. These actions are intended to drive operational improvements to become more efficient and realign our cost structure with current quarterly revenue levels.

“Although the orders for advanced communications systems have not yet come through, as the Government Furnished Equipment provider for the M-ATV and other programs, we continue to expect that we will receive some level of orders during the second half of the year,” concluded Kavazanjian. “Demand remains strong in our battery and communications products businesses and we are setting the stage for long-term growth through investments in more complex products and enhancements in our standby power services business while enforcing strict cost controls.”

Outlook

As a result of the delays in receiving government/defense orders, management has revised its outlook for 2009 revenue and now expects fiscal year revenue between $180 million and $210 million. Based on an estimate of revenue for the second half of the year between $100 million and $130 million, management expects operating profit for the second half of the year to range between $1 million and $10 million.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	June 28,	June 28,	June 28,	June 28,
	2009	2008	2009	2008

Revenues:
Non-rechargeable products	$18,925	$17,699	$34,497	$32,315
Rechargeable products	10,307	4,490	24,161	11,228
Communications systems	6,601	61,946	10,837	86,000
Design and installation services	3,760	3,763	9,901	7,942
Total revenues	39,593	87,898	79,396	137,485

Cost of products sold:
Non-rechargeable products	15,568	15,448	28,318	27,008
Rechargeable products	8,320	3,669	18,736	9,206
Communications systems	5,426	45,205	8,622	63,138
Design and installation services	3,499	2,948	9,159	6,630
Total cost of products sold	32,813	67,270	64,835	105,982

Gross margin	6,780	20,628	14,561	31,503

Operating expenses:
Research and development	2,514	2,137	4,494	3,746
Selling, general, and administrative	10,591	8,554	18,649	15,457
Total operating expenses	13,105	10,691	23,143	19,203

Operating income (loss)	(6,325)	9,937	(8,582)	12,300

Other income (expense):
Interest income	1	2	4	13
Interest expense	(350)	(240)	(532)	(569)
Gain on insurance settlement	-	-	-	39
Gain on debt conversion	-	-	-	313
Miscellaneous	(209)	40	(198)	109
Income (loss) before income taxes	(6,883)	9,739	(9,308)	12,205

Income tax provision-current	-	264	2	318
Income tax provision-deferred	95	3,095	184	3,086
Total income taxes	95	3,359	186	3,404

Net income (loss)	(6,978)	6,380	(9,494)	8,801

Net loss attributable to noncontrolling interest	14	15	18	28

Net income (loss) attributable to Ultralife	$(6,964)	$6,395	$(9,476)	$8,829

Net income (loss) attributable to Ultralife common shareholders - basic	$(0.41)	$0.37	$(0.56)	$0.51
Net income (loss) attributable to Ultralife common shareholders - diluted	$(0.41)	$0.36	$(0.56)	$0.50

Weighted average shares outstanding - basic	16,894	17,309	17,024	17,155
Weighted average shares outstanding - diluted	16,894	17,708	17,024	17,770

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	June 28,	December 31,
ASSETS	2009	2008

Current assets:
Cash and investments	$1,175	$1,878
Trade accounts receivable, net	30,587	30,588
Inventories	51,223	40,465
Prepaid expenses and other current assets	1,980	2,242
Total current assets	84,965	75,173

Property and equipment	18,250	18,465

Other assets
Goodwill, intangible and other assets	39,448	35,949

Total Assets	$142,663	$129,587

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$24,514	$1,425
Accounts payable	20,449	20,255
Other current liabilities	10,790	10,556
Total current liabilities	55,753	32,236

Long-term liabilities:
Long-term debt and capital lease obligations	4,562	4,670
Other long-term liabilities	4,732	4,528
Total long-term liabilities	9,294	9,198

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,826	1,815
Capital in excess of par value	168,635	167,259
Accumulated other comprehensive income (loss)	(1,057)	(1,930)
Accumulated deficit	(84,256)	(74,780)
	85,148	92,364
Less -- Treasury stock, at cost	7,558	4,232
Total Ultralife equity	77,590	88,132
Noncontrolling interest	26	21
Total shareholders' equity	77,616	88,153

Total Liabilities and Shareholders' Equity	$142,663	$129,587

CONTACT:
Company Contact:
Ultralife Corporation
John C. Casper, 315-332-7100
jcasper@ulbi.com
or
Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com